Exhibit 99.1

FOR IMMEDIATE RELEASE

November 27, 2013

For Further Information, Contact:
John Figueroa or	Eric De Garceau
Chief Executive Officer	Treasurer
303.672.8646.	949.639.2036

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

APRIA HEALTHCARE GROUP AND CVS CAREMARK SIGN DEFINITIVE AGREEMENT FOR APRIA’S CORAM INFUSION BUSINESS UNIT TO BE ACQUIRED BY CVS CAREMARK

LAKE FOREST, CA…November 27, 2013…Apria Healthcare Group Inc. (“Apria Healthcare” or “Apria”), a privately-held national provider of specialty infusion and enteral nutrition therapy services through its Coram LLC (“Coram”) business unit, announced today that it has entered into a definitive purchase agreement whereby CVS Caremark (NYSE: CVS), the country’s largest integrated pharmacy company with over $123 billion in annual net revenues, will acquire Coram. Under the terms of the agreement, CVS Caremark will acquire all the outstanding shares of Coram for approximately $2.1 billion dollars. The transaction is conditioned upon obtaining customary governmental and regulatory approvals and other standard closing conditions. Apria and CVS Caremark anticipate closing the acquisition as soon as possible after satisfaction of the closing conditions, which is expected to occur by the end of the first quarter of 2014.

Apria Healthcare Group Inc., the parent company of Coram, is a portfolio company of The Blackstone Group, one of the world’s leading investment and advisory firms.

“CVS Caremark and Coram share a mutual commitment to provide patients with quality care,” said John G. Figueroa, Chief Executive Officer of Coram LLC and Chairman of the Board of Directors for Apria Healthcare Group. “Coram has a demonstrated track record of providing access to infusion services delivered by experienced and knowledgeable clinical staff.”

Headquartered in Denver, Colorado with approximately 4,500 employees nationwide, Coram is the largest provider of home infusion services nationwide and provides a comprehensive range of home infusion and enteral nutrition therapies through a network of more than 80 locations across the country. In addition, CoramRx® provides specialty pharmaceuticals, drug delivery and clinical management services to patients with chronic or rare conditions. The division provides injectable, infused and oral medications to patients and physician offices nationwide, supporting both major medical and pharmacy benefit programs.

President of CVS Caremark Pharmacy Services, Jon Roberts said, “Bringing together CVS Caremark’s unique range of specialty pharmacy services with Coram’s infusion capabilities will expand our competitive offerings in the specialty arena. Infusion will be a valuable component of our broad specialty pharmacy offering going forward. Our comprehensive services will enable us to streamline care management for patients as well as their physicians, leading to better health outcomes while avoiding unnecessary costs.”

Goldman, Sachs & Co. and Blackstone Advisory Partners served as financial advisors to Apria Healthcare Group Inc., while Simpson Thacher & Bartlett LLP served as legal advisor.

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About Apria Healthcare Group Inc. and Coram LLC

Through its two business units, Apria Healthcare Group provides home oxygen therapy, sleep apnea products and services, home infusion therapy, enteral nutrition, Negative Pressure Wound Therapy (NPWT) and home medical equipment through approximately 500 locations in the United States. With over $2 billion in annual revenues, it is one of the nation’s leading home healthcare companies and all of its product lines are accredited by The Joint Commission. The Coram business unit is a leading provider of home infusion, specialty pharmaceutical distribution and enteral nutrition services with more than 85 branch locations, including 67 ambulatory infusion suites and centralized pharmacy distribution services serving patients in all 50 states. The Coram Rx division is also accredited by URAC. For more information, visit www.apria.com and www.coramhc.com.

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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